Exhibit 3.2

SARA LEE CORPORATION

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: Article SECOND of the charter of Sara Lee Corporation, a Maryland corporation (the “Corporation”), is hereby amended, to become effective at 5:01 p.m. EDT on June 28, 2012, to change the name of the Corporation to:

The Hillshire Brands Company

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 28th day of June, 2012.

ATTEST:		Sara Lee Corporation.

By:	/s/ Kent Magill	By:	/s/ Sean M. Connolly
Name: Kent Magill		Name: Sean M. Connolly
Title: Secretary		Title: Chief Executive Officer